CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment 13 to the Registration Statement on Form N-4, 333-186218 of RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource® RAVA 5 Select® Variable Annuity/RiverSource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 29, 2013) of our report dated February 23, 2017 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 21, 2017 with respect to the financial statements of RiverSource Variable Account 10, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 24, 2017